NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 19, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(4) All rights pertaining to the entire class of the security have been extinguished; provided, however, that where such an event occurs as a result of an order of a court or other governmental authority, the order shall be final, all applicable appeal periods shall have expired, and no appeals shall be pending. The removal of the Bristol-Myers Squibb Contingent Value Rights of Bristol-Myers Squibb Company is being effected because the Exchange was reliably informed on January 1, 2021, that all rights pertaining to the entire class of this security were extinguished. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended before market open on January 4, 2021. Note: This Form 25 amends the previously filed Form 25 on January 4, 2020 under Accession Number 0000876661-21-000003.